Exhibit 99.1

UNICOM ALL ASSOCIATES CONFERENCE CALL

March 22, 2007

Good morning/afternoon.

In connection with the merger, Eschelon will file a proxy statement and other materials with the Securities and Exchange Commission. BEFORE MAKING ANY VOTING OR INVESTMENT DECISION, INVESTORS ARE URGED TO READ THE PROXY STATEMENT AND THESE MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Eschelon and its officers and directors may be deemed to be participants in the solicitation of proxies with respect to the proposed transaction. Information regarding such individuals is included in the Company’s proxy statements and Annual Reports on Form 10K previously filed with the Securities and Exchange Commission and will be included in the proxy statement relating to the proposed transaction when it becomes available. You may obtain Eschelon’s proxy statement, when it becomes available, any amendments or supplements to the proxy statement and other relevant documents free of charge at www.sec.gov. You may also obtain a free copy of Eschelon’s proxy statement, when it becomes available, any amendments and supplements to the proxy statement and other relevant documents by writing to Eschelon at 730 Second Avenue South, Suite 900, Minneapolis, MN 55402, Attn: Investor Relations or at www.eschelon.com under the tab “Investor Relations” and then under the heading “SEC Filings.”

This is Rick Smith and I am the President and Chief Executive Officer of Eschelon.  I saw some of you face to face when I was out in February, and I talked with many more on our conference call.

On Tuesday morning, we announced that we have signed a purchase agreement to be acquired by Integra Telecom for $30.00 per share.  That price represents total equity value of approximately $566M on a fully diluted basis.  The proposed transaction will be financed through a fully committed senior credit facility arranged by Deutsche Bank Securities and it is also subject to the approval of a majority of Eschelon’s shareholders and the satisfaction of customary closing conditions and regulatory approvals.  We expect the transaction to close in Q3 2007 — and would estimate that more precisely to be by end of month August of this year.

For those of you that do not know Integra, they are a privately held company and they provide voice, data, and internet communications to over 66,000 business and carrier customers in eight (8) Western States including Arizona, California, Idaho, Minnesota, North Dakota, Oregon, Utah, and Washington.  They own MAN networks in eight (8) cities and have a 4,700 mile intercity high speed network — the last two (2) key network elements were acquired with their acquisition of ELI from Citizens in 2006.  Proforma for ELI, their key 2006 metrics were:

Revenue of $339M

EBITDA of $104M

And 1100 Associates.

Integra’s primary equity investors include Bank of America Capital Investors, Boston Ventures, and Nautic Equity Partners.

We know Integra quite well — having competed with them for nearly ten (10) years — and having discussed multiple forms of potential business combinations over the last four (4) years.  They care deeply about customer service, their Associates, and we have business and ethical standards that are both high.  This business combination will result in the largest CLEC serving our business segment west of the Mississippi, with approximately 20% medium and small business market share, with $700M in revenue and $200M in proforma EBITDA — so a good combination in terms of market and revenue overlap, total size, market share, financial metrics, and very similar business models.

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So why not purchase Integra?  We attempted to do that over the last several years, but our pricing fell short of what their investors would accept — and they stepped up to   provide Eschelon with a good price that was acceptable to management and our Board.

Eschelon WAS NOT for sale- and we WERE NOT out actively looking for buyers but Integra presented a compelling price that after much analysis and debate, was deemed to be acceptable to our Board.  Eschelon has been a “buyer” for sure recently, with five (5) acquisitions closed since 2005, and UNICOM scheduled to close in May, 2007, and I have responded to “sale” questions over the last several years the way you would expect me to and that was always to keep that door open — dependent on price and terms.  We examined price using multiple methods including comparable public company analysis, comparable transactions analysis, DCF analysis, and premiums paid analysis — and determined that the price and terms offered by Integra were in the best interests of our shareowners — so we accepted them.  The $30.00 per share price represents a 58% premium to our price 90 days ago and a 109% premium to our price a year ago- and a 114% premium to our IPO price of $14.00 per share in August, 2005.  Although not the only method that we used to evaluate the price, it certainly showed substantial premiums to relatively current price points.

I can tell you that we at ESCH are known to be “fighters” — we understand our business, we love and are proud of what we have built — and have always operated with an eye on acquiring other companies versus selling.  However, ultimately, we understand our responsibilities to our owners very clearly, and in this case, accepting the Integra offer is in the best interests of our owners — all of them.

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We issued an internal release including questions and responses to the most likely asked questions of Eschelon Associates and you should have that as well.  Now that this has been announced, you will be the leaders of many discussions — please be accurate — please be professional — and be positive — I am counting on you to run things on a “business as usual” basis.  You will have ample opportunities to get sidetracked by allowing negatives to sneak in — don’t let that happen.  You are a leader at UNICOM, so you need to lead now.  You still have results to achieve.

So what happens now?  Nothing really — business as usual in most cases — keep on doing what you are doing.

So what happens later?  Think about how we have acquired companies.  Integra will utilize similar processes to determine where functions reside, how many Associates will be assigned to each function, and ESCH — including some of you at UNICOM — will be involved in those discussions.  Those Associates with the best results with the best records will have the best potential of being with Integra for the long term and having good challenging careers.

Dudley Slater, the CEO of Integra, has indicated that the consolidated headquarters will be located in Portland, Oregon, with a significant regional center located in Minneapolis, Minnesota.  Don’t assume all functions will be moved to Portland — because they will not be — they will generally exist where the best processes and people exist.

Do we still need to work on integrating OTI, MTI, TelWest, and OneEighty?  The answer is yes.

Will we still close on UNICOM?  The answer is yes.

Should I still seek to sell to Integra customers?  The response is no.  Integra does not want to pay their Sales Team for ESCH Customers that they are already paying for — and we will reciprocate on that decision.

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Should I still try to retain our customers and keep customers from going to Integra or any other carriers?  The response is yes.

Will the Integra Sales Team use the proposed agreement against me in selling to customers?  The response is no — we have worked with Integra to insure that does not happen and we have stopped selling to their customers and they have stopped selling to our customers.

Will we still work on key IT automation projects?  The answer is yes — notice the theme here — “business as usual” for the most part, a few practical exceptions — but generally business as usual.

When I meet with Associates from the companies that we have acquired, I usually get three (3) key questions that they want to discuss:

1)                                      The first is will Integra cut my wages?  The response is no — no plan to do that;

2)                                      The second question is will Integra reduce my benefits?  The intent is no, the benefit programs are different, but are similar in total and Integra expects all Associates to be operating under a common benefits platform;

3)                                      The third question is will Integra eliminate my job?  The response is that is — to be determined.  None of us, including Integra, knows that now.  Integra is offering the standard ESCH severance program PLUS a bonus of 5% for all non Sales/non VP ESCH Associates who stay at least six (6) months PLUS 25% of your salary if your position is eventually eliminated.  That is a generous offer — and my personal preference would be for that to not apply to anyone, but it most likely will, but YOU DON’T KNOW THAT NOW — and no one does, so stay tuned.

Should I get another job now — try to beat the rush?  I have told Associates at the companies that we acquired that would be a “dumb” move — because you don’t have the facts — and believe that for ESCH Associates as well.  You will get plenty of notice if that occurs.  You will have the ESCH severance plan PLUS the Integra enhanced severance plan PLUS a job for the foreseeable future, so don’t be hasty here.  Think, watch, listen, be flexible, work hard at what you do and continue to get good results — they matter.

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I would now ask                            , the Conference Call Coordinators to open the call to questions.

QUESTION/ANSWER SESSION

Thank you                                   .

Legend, tradition, and history can drive a commitment to excellence that raises people — and has them perform at a level above anything they ever dreamed they could do.  It makes me realize the potential that everybody has who works for Eschelon and UNICOM — and goes to work each day — and displays the commitment that you display.

The spirit of your work together will forever be with anyone that has given their best to UNICOM — no matter what the business is called, no matter where you are — for the rest of your lives.

Take advantage of opportunities in life — and I view this as just another opportunity — so let’s take advantage of it.

See you on the next All Associate Conference Call which you will be invited to — in approximately thirty (30) days.  This is Minneapolis — signing off.

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